EXHIBIT 99.1

FOR RELEASE: Thursday, January 30, 2014

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2013 was $258,000, or $0.29 per basic and $0.28 per diluted share, compared to $190,000, or $0.21 per basic and diluted share for the same period in 2012. Net income for the year ended December 31, 2013 was $702,000, or $0.79 per basic and $0.76 per diluted share, compared to $981,000 or $1.10 per basic and diluted share for the same period in 2012.

Robert T. Strong, President and Chief Executive Officer stated, “We are pleased with our balance sheet restructuring achieved during 2013.  Our lower yielding liquidity investments and cash and cash equivalents decreased by over $9.0 million and our total loans outstanding increased by over $18.8 million.  These changes in our balance sheet profile drove an improvement in our net interest income for both the fourth quarter and the year ended December 31, 2013 compared to the respective prior year periods.  I am also pleased to report that net income of $258,000 for the fourth quarter of 2013 was a $127,000 improvement compared to net income of $131,000 for the third quarter of 2013.  Loan closings in the fourth quarter rebounded strongly from a weaker third quarter and better positioned us as we enter 2014.”

Mr. Strong continued, “Our non-performing assets showed continuing improvement as our non-performing loans as a percent of total loans receivable, net declined from 2.54% to 1.79%, at December 31, 2012 and 2013, respectively.

Mr. Strong added, “Our Repurchase Plan was active during the year 2013 as we repurchased 35,972 shares of Company stock.  Additionally, subsequent to the 2013 year-end an additional 16,200 shares of Company stock were repurchased.”

In closing, Mr. Strong commented, “As always, in conjunction with our stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $258,000 for the three months ended December 31, 2013, an increase of $68,000 or 35.8%, compared to net income of $190,000 for the three months ended December 31, 2012.  The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $227,000 and non-interest income of $47,000, offset by an increase in the provision for loan losses of $98,000, an increase in non-interest expense of $77,000, and an increase in the provision for income taxes of $31,000.

The $227,000, or 21.4% increase in net interest income for the three months ended December 31, 2013 over the comparable period in 2012 was driven by a $193,000, or 13.0% increase in interest income and a $34,000, or 8.0% decrease in interest expense. The increase in interest income was primarily due to a $17.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $86.1 million for the three months ended December 31, 2012 to an average balance of $103.1 million for the three months ended December 31, 2013, which had the effect of increasing interest income $279,000. Also contributing to the increase was a 33 basis point increase on the yield on average short-term investments and investment securities available for sale, from 1.41% for the three months ended December 31, 2012 to 1.74% for the three months ended December 31, 2013, which had the effect of increasing interest income by $11,000. Offsetting these increases was a 25 basis point decline in the yield on loans receivable, net, including loans held for sale, from 6.56% for the three months ended December 31, 2012 to 6.31% for the three months ended December 31, 2013, which had the effect of decreasing interest income by $67,000, and an $8.5 million decrease in average short-term investments and investment securities available for sale which declined from an average balance of $21.2 million for the three months ended December 31, 2012 to an average balance of $12.7 million for the three months ended December 31, 2013, which had the effect of decreasing interest income $30,000. The decrease in interest expense was primarily attributable to a 30 basis point decrease in the cost of interest-bearing liabilities, from 1.80% for the three months ended December 31, 2012 to 1.50% for the three months ended December 31, 2013, which had the effect of decreasing interest expense $72,000. Offsetting this decrease was a $9.6 million increase in average interest-bearing liabilities, which increased from an average balance of $94.8 million for the three months ended December 31, 2012 to an average balance of $104.4 million for the three months ended December 31, 2013, which had the effect of increasing interest expense $38,000. The average interest rate spread increased from 3.74% for the three months ended December 31, 2012, to 4.31% for the same period in 2013 while the net interest margin increased from 3.96% for the three months ended December 31, 2012 to 4.45% for the three months ended December 31, 2013.

The $98,000 increase in the provision for loan losses for the three months ended December 31, 2013 over the three months ended December 31, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.  Also contributing to the increase was a reversal of prior loan loss provisions for the three months ended December 31, 2012.

The $47,000, or 11.0% increase in non-interest income for the three months ended December 31, 2013 over the comparable period in 2012 was primarily attributable to an $88,000 gain on the sale of investment securities available for sale, a $25,000 increase in other fees and service charges, a $7,000 increase in mortgage banking and title abstract fees, and a $5,000 decrease in the loss on the sale of other real estate owned, partially offset by a $69,000 decrease in the net gain on sales of loans and a $9,000 decrease in other income.

The $77,000, or 6.4% increase in non-interest expense for the three months ended December 31, 2013 compared to the same period in 2012 was primarily attributable to a $55,000 increase in professional fees, a $37,000 increase in occupancy and equipment expense, a $33,000 increase in salaries and employee benefits expense, a $15,000 increase in other expenses, and a $10,000 increase in FDIC deposit insurance expense.  Offsetting these increases was a $51,000 decrease in other real estate owned expense, a $17,000 decrease in directors’ fees and expenses, and a $5,000 decrease in advertising.  The increase in professional fees was primarily due to costs related to compliance and loan collections.  The increase in occupancy and equipment expense was primarily attributable to increased rental costs and computer system upgrades.  The increase in salaries and employee benefits expense for the 2013 period compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations.

The $31,000 or 27.9% increase in the provision for income taxes for the three months ended December 31, 2013 over the three month period ended December 31, 2012 was due primarily to the increase in pre-tax income.   Our effective tax rate remained relatively consistent at 35.5% during the three months ended December 31, 2013 compared to 36.9% for the comparable period in 2012.

For the year ended December 31, 2013, net income decreased $279,000, or 28.4% from $981,000 for the year ended December 31, 2012 to $702,000 for the year ended December 31, 2013.  This decrease in net income was primarily the result of an increase in non-interest expense of $855,000, an increase of $78,000 in the provision for loan losses, and a decrease in non-interest income of $13,000, offset by an increase in net interest income of $492,000 and a decrease in the provision for income taxes of $175,000.

The $492,000, or 12.0% increase in net interest income for the year ended December 31, 2013, over the comparable period in 2012 was driven by a $454,000, or 7.8% increase in interest income and a $38,000, or 2.2% decrease in interest expense. The increase in interest income was primarily due to a $14.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $82.4 million for the year ended December 31, 2012 to an average balance of $96.4 million for the year ended December 31, 2013, which had the effect of increasing interest income $924,000.  Offsetting this increase was a 35 basis point decline in the yield on average loans receivable, net, including loans held for sale, from 6.62% for the year ended December 31, 2012 to 6.27% for the year ended December 31, 2013, which had the effect of decreasing interest income by $344,000, and a 30 basis point decline in the yield on average short-term investments and investment securities available for sale from 1.54%  for the year ended December 31, 2012 to 1.24% for same period in 2013, which had the effect of decreasing interest income $61,000.  Also offsetting the increase in interest income was the $1.1 million decrease in average mortgage-backed securities held to maturity which had the effect of decreasing interest income $53,000. The decrease in average mortgage-backed securities held to maturity for the year ended December 31, 2013 was due to the sale of mortgage-backed securities in the second quarter of 2012 after their transfer to the available for sale category at the end of the first quarter of 2012.  The decrease in interest expense was primarily attributable to a 27 basis point decline in the overall cost of average interest-bearing liabilities from 1.88% for the year ended December 31, 2012 to 1.61% for the for the year ended December 31, 2013, which had the effect of decreasing interest expense by $207,000.  This decrease due to rate combined with a decrease of $1.4 million in average FHLB advances had the effect of decreasing interest expense by $57,000.  These decreases were offset by an increase of $7.9 million in average certificates of deposits which had the effect of increasing interest expense by $162,000, and an increase of $6.8 million in average eSavings accounts which had the effect of increasing interest expense by $66,000.  The average interest rate spread increased from 3.70% for the year ended December 31, 2012, to 3.78% for the same period in 2013 while the net interest margin increased from 3.94% for the year ended December 31, 2012 to 3.95% for the year ended December 31, 2013.

The $78,000, or 48.1% increase in the provision for loan losses for the year ended December 31, 2013 over the year ended December 31, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $13,000, or 0.9% decrease in non-interest income for the year ended December 31, 2013 over the comparable period in 2012 was primarily attributable to a $243,000 decrease in the gains on sale of investment securities, a $36,000 decrease in other income, a $32,000 decrease in the gain on the sale of an SBA loan, and a $30,000 increase in loss on the sale of other real estate owned.  These decreases were partially offset by a $152,000 increase in net gains on the sales of loans, a $130,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, and a $46,000 increase in other fees and service charges.

           The $855,000, or 22.0% increase in non-interest expense for the year ended December 31, 2013 compared to the same period in 2012 was primarily attributable to a $634,000 increase in salaries and employee benefits expense, a $138,000 increase in occupancy and equipment expense, an $80,000 increase in professional fees, a $65,000 increase in other expense, and a $13,000 increase in advertising expense.  Offsetting these increases was a $45,000 decrease in other real estate owned expense, a $29,000 decrease in FDIC deposit insurance expense, primarily attributable to a refund of unused prepaid assessment credits during the quarter ended June 30, 2013, and a $1,000 decrease in directors’ fees and expenses.  As was the case with the quarter, the increase in salaries and employee benefits expense for the year ended December 31, 2013 compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and the increase in professional fees was primarily due to costs related to compliance and loan collections.  The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office in March 2012 from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades.

The $175,000, or 29.6% decrease in the provision for income taxes for the year ended December 31, 2013 over the year ended December 31, 2012 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 37.3% for the 2013 period compared to 37.6% for the comparable period in 2012.

The Company’s total assets at December 31, 2013 were $127.4 million, an increase of $10.1 million, or 8.6%, from $117.4 million at December 31, 2012.  This growth in total assets was primarily due to an increase in loans receivable, net of $22.6 million.  Offsetting this increase were decreases in cash and cash equivalents of $6.2 million, loans held for sale of $3.8 million, investment securities available for sale of $2.3 million, and investment in interest-earning time deposits of $499,000.  The liquidity resulting from these decreases, when combined with the $6.3 million increase in deposits and the $3.5 million increase in Federal Home Loan Bank advances, was used to fund loan growth.

Total interest-bearing deposits increased $6.3 million, or 6.5%, to $103.3 million at December 31, 2013 from $97.0 million at December 31, 2012. This increase in deposits was primarily attributable to increases of $4.5 million in eSavings accounts and $2.5 million in certificates of deposit.  These increases were offset by a $466,000 decrease in statement savings accounts and a $234,000 decrease in passbook savings accounts.

Total Federal Home Loan Bank advances increased $3.5 million, or 175.0%, to $5.5 million at December 31, 2013 from $2.0 million at December 31, 2012.  During the year, the Company made $2.0 million in scheduled repayments and borrowed $5.5 million in overnight funding during the quarter ended December 31, 2013 to fund loan demand.

Total stockholders’ equity increased $149,000 to $17.0 million at December 31, 2013 from $16.8 million at December 31, 2012. Contributing to the increase was net income for the year ended December 31, 2013 of $702,000, amortization of stock awards and options under our stock compensation plans of $128,000, and common stock earned by participants in the employee stock ownership plan of $145,000.  These increases were offset by the purchase of 35,972 shares of the Company’s stock as part of the Company’s stock repurchase programs, for an aggregate purchase price of $563,000, dividends paid of $185,000, and a decrease in accumulated other comprehensive income of $78,000.

Non-performing loans amounted to $1.9 million, or 1.79% of net loans receivable at December 31, 2013, consisting of seventeen loans, ten of which are on non-accrual status and seven of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.1 million, or 2.54% of net loans receivable at December 31, 2012, consisting of twenty-six loans, seventeen of which were on non-accrual status and nine of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2013 include seven one-to-four family non-owner occupied residential loans, five commercial real estate loans, three one-to-four family owner-occupied residential loans, one multi-family residential loan, and one home equity loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended December 31, 2013, three loans were placed on non-accrual status resulting in the reversal of approximately $14,000 of previously accrued interest income and five loans that were on non-accrual were returned to accrual status resulting in approximately $64,000 of previously reversed interest income being taken back into income.  In addition, one loan that was on non-accrual was transferred to other real estate owned.  At December 31, 2013, the Company had thirteen loans totaling $1.1 million that were identified as troubled debt restructurings. Nine of these loans totaling $733,000 were performing in accordance with their modified terms, three loans totaling $264,000 were on non-accrual, and one loan in the amount of $97,000 was 31 days delinquent.  The allowance for loan losses as a percent of total loans receivable was 0.87% at December 31, 2013 and 1.01% at December 31, 2012.

Other real estate owned (OREO) amounted to $574,000 at December 31, 2013, consisting of six properties.  This compares to three properties that totaled $170,000 at December 31, 2012.  During the quarter-ended December 31, 2013, a property that had been collateral for a loan previously classified as non-accrual was transferred to OREO.  In conjunction with this transfer, $15,000 of the outstanding loan balance was charged-off through the allowance for loan losses. For the year ended December 31, 2013, the Company transferred five properties into OREO totaling $472,000, made $48,000 of capital improvements to the properties, and sold two properties totaling $116,000.  Non-performing assets amounted to $2.5 million, or 1.95% of total assets at December 31, 2013 compared to $2.3 million, or 1.97% of total assets at December 31, 2012.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31, 2013	At December 31, 2012
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$6,184	$12,400
Investment in interest-earning time deposits	7,633	8,132
Investment securities available for sale at fair value	1,680	3,994
Loans held for sale	1,098	4,875
Loans receivable, net of allowance for loan losses (2013: $941; 2012: $860)	106,887	84,291
Accrued interest receivable	735	657
Investment in Federal Home Loan Bank stock, at cost	421	437
Premises and equipment, net	1,637	1,608
Other real estate owned, net	574	170
Prepaid expenses and other assets	578	811
Total Assets	$127,427	$117,375

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$103,324	$97,038
Federal Home Loan Bank advances	5,500	2,000
Accrued interest payable	76	81
Advances from borrowers for taxes and insurance	1,224	991
Accrued expenses and other liabilities	317	428
Total Liabilities	110,441	100,538

Stockholders’ Equity	16,986	16,837
Total Liabilities and Stockholders’ Equity	$127,427	$117,375

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Interest and dividend income	$1,681	$1,488	$6,290	$5,836
Interest expense	392	426	1,682	1,720
Net Interest Income	1,289	1,062	4,608	4,116
Provision (credit) for loan losses	78	(20)	240	162
Net Interest Income after Provision (Credit) for Loan Losses	1,211	1,082	4,368	3,954
Non-interest income	474	427	1,497	1,510
Non-interest expense	1,285	1,208	4,746	3,891
Income before Income Taxes	400	301	1,119	1,573
Income taxes	142	111	417	592
Net Income	$258	$190	$702	$981

Per Common Share Data:	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.29	$0.21	$0.79	$1.10
Average shares outstanding - basic	885,400	893,946	889,190	888,008
Earnings per share – diluted	$0.28	$0.21	$0.76	$1.10
Average shares outstanding - diluted	927,416	905,984	927,270	892,834

Tangible book value per share, end of period	$17.92	$17.11	$17.92	$17.11
Shares outstanding, end of period	947,849	983,821	947,849	983,821

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.81%	5.54%	5.39%	5.58%
Average rate on interest-bearing liabilities	1.50%	1.80%	1.61%	1.88%
Average interest rate spread	4.31%	3.74%	3.78%	3.70%
Net interest margin	4.45%	3.96%	3.95%	3.94%
Average interest-earning assets to average interest-bearing liabilities	110.90%	113.25%	111.87%	114.13%
Efficiency ratio	72.87%	81.11%	77.74%	69.17%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.79%	2.54%	1.79%	2.54%
Non-performing assets as a percent of total assets	1.95%	1.97%	1.95%	1.97%
Allowance for loan losses as a percent of non-performing loans	49.21%	40.17%	49.21%	40.17%
Allowance for loan losses as a percent of total loans receivable	0.87%	1.01%	0.87%	1.01%
Texas Ratio (2)	13.87%	13.06%	13.87%	13.06%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

7